Exhibit 99.1

P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212

TIMBERLAND REPORTS SECOND QUARTER RESULTS

STRATHAM, NH, July 26, 2005 – The Timberland Company (NYSE: TBL) today reported second quarter net income of $6.3 million and diluted earnings per share (EPS) of $0.09, compared with second quarter 2004 net income of $7.9 million and diluted EPS of $0.11.

•                  Second quarter revenue increased 4.4% to a record $240.3 million, driven by gains in international markets which offset moderate declines in the U.S. International results (+14.9% or +10.8% in constant dollars) were driven by strong constant dollar sales gains in Europe and Asia. U.S. revenues declined 2.5%, as anticipated decreases in footwear sales offset double-digit gains in Timberland® apparel. Overall revenue growth benefited from favorable foreign exchange rate changes – which added $3.7 million (or 1.6%) to second quarter 2005 revenue.

•                  Second quarter results were supported by global gains in footwear and apparel and accessories. Global footwear revenues expanded 2.4% to $177.6 million, driven by growth in outdoor performance, kids’, Timberland PRO® series and men’s casual footwear. Global apparel and accessories revenue grew 9.0% to $59.6 million, reflecting gains in U.S. and international markets.

•                  Revenue growth was balanced by channel. Global wholesale revenue expanded 4.4% to $168.8 million. Worldwide consumer direct revenue also expanded 4.4% to $71.5 million, supported by a 0.7% increase in global retail comparable store sales.

•                  Operating profit for the quarter decreased 30.4% to $8.4 million. Moderate gross profit gains were offset by higher growth in operating expenses, in part reflecting investments in international retail infrastructure and global organizational capability over the past year. Operating margin decreased 170 basis points to 3.5%, impacted by higher levels of off-price sales and product mix impacts in the Company’s U.S. business. For the quarter, foreign exchange rate changes contributed approximately $0.5 million to operating profit. EPS for the quarter decreased $0.02 to $0.09. Despite anticipated pressure on second quarter results, Timberland delivered record profit levels for the first half of 2005 – with operating profits up 18% and diluted EPS up 31% versus the prior-year period.

•                  During the quarter, the Company continued to support its share repurchase program, buying back 1.0 million shares at a total cost of $37.2 million. The Company currently has 2.6 million shares remaining under its existing share repurchase program, which was increased in conjunction with its 2-for-1 stock split on May 2, 2005.

•                  Timberland ended the quarter with $189.8 million in cash and no debt outstanding. Timberland’s strong recent earnings growth and disciplined approach to asset management supported an increase in annual return on capital from 31.0% to 32.3%. Timberland’s inventory at the end of the second quarter of 2005 was $216.5 million, 26.6% higher than at the end of the 2004 second quarter. As previously disclosed, second quarter 2005 reflected the Company’s conversion to new sourcing arrangements with independent suppliers, resulting in an earlier transfer of title for certain third party shipments. The Company estimates that second quarter 2004 inventory and accounts payable balances would have increased by approximately $32.8 million, or 6.3% and 21.5%, respectively, if similar arrangements had been in place last year.

•                  For the balance of the year, the Company continues to target low to mid single-digit revenue growth and is anticipating relatively flat operating profits in its base business. It expects that the third quarter will be the more challenging quarter from a profit perspective, driven by expected pressure on U.S. sales and gross margins that will likely yield an overall decline in Timberland’s third quarter gross margin in the range of 100 basis points. These base business financial objectives exclude restructuring costs related to the previously announced consolidation of manufacturing operations in the Dominican Republic and related closure of Timberland’s manufacturing facility in Puerto Rico. As previously disclosed, Timberland estimates that one-time pre-tax restructuring costs related to its closure of its Puerto Rico manufacturing facility will be in the range of $2.5 million in the third quarter and $3.0 million in the fourth quarter.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Timberland’s second quarter results capped a solid start to 2005 – reflected in record first half revenues and profits. These gains were driven by continued global expansion of our brand franchise, reflecting successful efforts to develop our brand portfolio through an enhanced focus on consumer segment development.”

“We are pleased with our progress to date and believe we are on track towards delivering strong full year financial gains. We will continue to leverage strategies focused on delivering innovative and purposeful products, expanding Timberland’s global presence and executing with distinction to capture the full potential we see for the Timberland® brand. In addition, we plan to extend our brand building and operational capabilities to capture growth opportunities related to new brand growth platforms, such as Timberland Boot Company and Mion™, to enable us to expand our potential as an enterprise.”

Note that comments made by the Company and Mr. Swartz are Timberland’s performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss second quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (617) 614-4907 and providing access code number 79043932. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements.

Such risks, uncertainties and assumptions include, but are not limited to the Company’s ability to:  (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure a majority of its products from independent manufacturers; (iii) manage its foreign exchange rate risks; and (iv) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release also includes a discussion of constant dollar revenue growth, a non-GAAP measure. As required by SEC rules, we have provided a reconciliation of this measure on an attached table that follows our financial statements. Additional required information is located in the Form 8-K furnished to the SEC on July 26, 2005.

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THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	July 1, 2005	July 2, 2004	Dec. 31, 2004

ASSETS
Current assets
Cash and equivalents	$189,831	$163,631	$309,116
Accounts receivable, net	130,638	131,926	155,024
Inventory	216,483	170,931	128,311
Prepaid expense	29,075	25,618	27,659
Deferred income taxes	14,545	19,236	28,937
Derivative assets	6,360	—	—
Total current assets	586,932	511,342	649,047

Net property, plant and equipment	76,718	75,947	78,979

Goodwill	14,163	14,163	14,163

Intangible assets	5,122	3,809	5,381

Other assets, net	10,061	9,768	9,940

Total assets	$692,996	$615,029	$757,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$89,242	$40,657	$52,370
Accrued expense and other current liabilities	72,862	65,511	124,038
Income taxes payable	8,158	2,422	34,737
Derivative liabilities	—	9,212	15,047
Total current liabilities	170,262	117,802	226,192

Other liabilities	14,394	11,299	12,543

Deferred income taxes	5,814	8,419	7,268

Stockholders’ equity	502,526	477,509	511,507

Total liabilities and stockholders’ equity	$692,996	$615,029	$757,510

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Revenue	$240,269	$230,210	$594,480	$551,987
Cost of goods sold	122,289	115,713	289,339	271,039

Gross profit	117,980	114,497	305,141	280,948

Operating expense
Selling	85,238	81,316	185,977	176,668
General and administrative	24,340	21,101	48,842	44,442
Total operating expense	109,578	102,417	234,819	221,110

Operating income	8,402	12,080	70,322	59,838

Other income
Interest income, net	1,063	206	2,164	440
Other, net	148	(87)	1,138	206
Total other income	1,211	119	3,302	646

Income before provision for income taxes	9,613	12,199	73,624	60,484

Provision for income taxes	3,268	4,331	25,032	21,472

Net income	$6,345	$7,868	$48,592	$39,012

Earnings per share
Basic	$0.09	$0.11	$0.72	$0.56
Diluted	$0.09	$0.11	$0.71	$0.54

Weighted-average shares outstanding
Basic	66,913	70,197	67,250	69,992
Diluted	68,376	72,102	68,698	71,892

Earnings per share and weighted-average shares have been restated to reflect the 2-for-1 stock split in May 2005.

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	For the Six Months Ended
	July 1, 2005	July 2, 2004
Cash flows from operating activities:

Net income	$48,592	$39,012
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Deferred income taxes	6,265	6,752
Amortization of deferred compensation	1,323	1,493
Depreciation and amortization	12,451	11,237
Loss on disposal of property, plant & equipment	71	60
Tax benefit from stock option plans	4,880	9,174
Increase/(decrease) in cash from changes in working capital items:
Accounts receivable	17,110	(7,581)
Inventory	(89,945)	(51,451)
Prepaid expense	(2,993)	251
Accounts payable	38,809	3,631
Accrued expense	(48,649)	(49,893)
Income taxes	(26,602)	(25,047)
Other liability	1,170	—
Net cash used by operating activities	(37,518)	(62,362)

Cash flows from investing activities:
Additions to property, plant and equipment, net	(9,528)	(10,696)
Other, net	(458)	(1,110)
Net cash used by investing activities	(9,986)	(11,806)

Cash flows from financing activities:
Common stock repurchases	(80,349)	(20,145)
Issuance of common stock	13,546	16,285
Net cash used by financing activities	(66,803)	(3,860)

Effect of exchange rate changes on cash	(4,978)	(144)
Net decrease in cash and equivalents	(119,285)	(78,172)
Cash and equivalents at beginning of period	309,116	241,803
Cash and equivalents at end of period	$189,831	$163,631

THE TIMBERLAND COMPANY

REVENUE ANALYSIS

(Amounts in Thousands)

(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	July 1, 2005	July 2, 2004	% Change	July 1, 2005	July 2, 2004	% Change
Revenue by Segment:
US Wholesale	$100,524	$104,432	(3.7)	$217,342	$215,780	0.7
US Consumer Direct	34,985	34,590	1.1	73,304	72,367	1.3
Total US	135,509	139,022	(2.5)	290,646	288,147	0.9

International	104,760	91,188	14.9	303,834	263,840	15.2

Revenue by Product
Footwear	177,598	173,360	2.4	443,632	412,741	7.5
Apparel and accessories	59,604	54,701	9.0	144,213	134,028	7.6
Royalty and other	3,067	2,149	42.7	6,635	5,218	27.2

Revenue by Channel
Wholesale	168,799	161,756	4.4	444,412	408,728	8.7
Consumer Direct	71,470	68,454	4.4	150,068	143,259	4.8

Comparable Store Sales
Domestic Retail	1.3%	(1.3)%		2.6%	2.4%
Global Retail	0.7%	0.2%		3.1%	2.9%

THE TIMBERLAND COMPANY

RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES

TO CONSTANT DOLLAR REVENUE INCREASES

(Amounts in Millions)

(Unaudited)

Total Company Revenue Reconciliation:

	For the Three Months Ended July 1, 2005		For the Six Months Ended July 1, 2005
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	10.1	4.4	42.5	7.7
Increase due to foreign exchange rate changes	3.7	1.6	11.1	2.0
Revenue increase in constant dollars	6.4	2.8	31.4	5.7

International Revenue Reconciliation:

	For the Three Months Ended July 1, 2005		For the Six Months Ended July 1, 2005
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	13.6	14.9	40.0	15.2
Increase due to foreign exchange rate changes	3.7	4.1	11.1	4.3
Revenue increase in constant dollars	9.9	10.8	28.9	10.9